Exhibit 10.1

SECOND AMENDMENT TO
CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of March 23, 2004 (this “Amendment”), to the Credit Agreement referred to below by and among APPLIED EXTRUSION TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders; and the other Lenders signatory hereto.

W I T N E S S E T H

WHEREAS, the Borrower, the other Credit Parties, the Agent, and the Lenders are parties to that certain Credit Agreement, dated as of October 3, 2003 (as amended, supplemented or otherwise modified from time to time, prior to the date hereof, the “Credit Agreement”);

WHEREAS, Borrower has requested that Lenders increase the Maximum Amount of the revolving credit facility by Ten Million Dollars ($10,000,000) to a total of Sixty Million Dollars ($60,000,000);

WHEREAS, Borrower has also requested to make certain changes to the financial covenants in the Credit Agreement; and

WHEREAS, the Borrower, the Agent and the Lenders have agreed to such requests and agree to amend certain provisions of the Credit Agreement in the manner, and on the terms and conditions, provided for herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Certain Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

2.                                       Amendments to Credit Agreement.  As of the Amendment Effective Date, the Credit Agreement shall be amended as follows:

(a)                                  Amendment of Section 1.5 of the Credit Agreement.

(i)                                     Section 1.5 of the Credit Agreement shall be amended by deleting subsection (a) in its entirety and replacing it with the following:

“(a)                            Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable

Interest Payment Date, at the following rates:  (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time;  (ii) with respect to the Export-Related Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Export-Related Advances outstanding from time to time; (iii) with respect to the Term Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum; and (iv) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

The Applicable Margins are as follows:

Applicable Revolver Index Margin	1.25%

Applicable Revolver LIBOR Margin	2.75%

Applicable Term Loan Index Margin	2.25%

Applicable Term Loan LIBOR Margin	3.75%

Each of the Applicable Margins shall be adjusted (up or down) commencing with the effective date of the Second Amendment to this Agreement (the “Second Amendment Effective Date”) and thereafter prospectively on a quarterly basis as determined by Borrower’s consolidated financial performance for the trailing four Fiscal Quarters.  Adjustments in the Applicable Margins shall be determined as follows (i) beginning as of the Second Amendment Effective Date (the “First Adjustment Date”) until delivery of Borrower’s unaudited quarterly Financial Statements for the Fiscal Quarter ending September 30, 2005 each of the Applicable Margins shall be increased by 0.25% over the Applicable Margins set forth in the above table to 1.50%, 3.00%, 2.50% and 4.00% respectively (the “Increased Interest Rate Margins”), (ii) subject to clause (i) above if no Increase Interest Rate Event exists, each of the Applicable Margins shall be the Applicable Margins set forth in the above table and (iii) if an Increase Interest Rate Event exists each of the Applicable Margins shall be equal to the Increased Interest Rate Margins.

All adjustments in the Applicable Margins after the First Adjustment Date shall be implemented monthly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment.  Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement (including the application of the Default Rate), result in the application of the Increased Interest

Rate Margins until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required.  If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.”

(ii)                                  Subsection (d) of Section 1.5 of the Credit Agreement shall be amended by deleting the parenthetical “(or upon the written request of Requisite Lenders)” from the first sentence thereof and replacing it with the following: “(or upon the written request of Requisite Lenders or any individual Lender holding at least 33% of either the Revolving Loan Commitment or the Term Loan Commitment)”.

(b)                                 Amendment of Section 6.3 of the Credit Agreement.  Section 6.3(a) of the Credit Agreement shall be amended by deleting clause (vii) in its entirety and replacing it with the following:

“(vii) unsecured Indebtedness of AET Canada to Investissement Quebec in an aggregate principal amount not exceeding CDN$3,000,000 at any one time outstanding, provided that (x) such Indebtedness is unsecured and contains no covenant or event of default the effect of which is to impose a restriction, limitation or obligation in favor of the lender not imposed in favor of the Lenders hereunder and (y) payments with respect to the principal thereof or interest thereon are not required prior to the third anniversary of the date of incurrence thereof;”

(c)                                  Amendment of Section 11.2 of the Credit Agreement.  Subsection (c)(i) of Section 11.2 of the Credit Agreement shall be amended by deleting clause (x) in its entirety and by deleting the words “and (y)”.

(d)                                 Amendment to Annex A of the Credit Agreement.  The definitions of “Commitments” and “Revolving Loan Commitments” contained in Annex A to the Credit Agreement shall be amended and restated in their entirety as follows:

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment), and Term Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and Term Loan Commitments, which aggregate commitment shall be One Hundred Million Dollars ($100,000,000) on the Closing Date and One Hundred Eight Million Four Hundred Thirty Seven Thousand Five Hundred Dollars ($108,437,500) as of March 23, 2004, and (c) the Export-Related Loan Lender’s Export-Related Loan Commitment, as to each of clauses (a), (b) and (c), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.”

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, incur Letter of Credit Obligations or purchase Export-Related Loan Participations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, incur Letter of Credit Obligations, or purchase Export-Related Loan Participations which aggregate commitment shall be Fifty Million Dollars ($50,000,000) on the Closing Date and Sixty Million Dollars ($60,000,000) as of March 23, 2004, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

(e)                                  Addition of Definitions to Annex A of the Credit Agreement.  The following definitions shall be added to Annex A:

“Increased Interest Rate Margins” has the meaning ascribed to it in Section 1.5(a).

“Increase Interest Rate Event” means, upon delivery of the Financial Statements as provided for in Section 1.5(a), either the failure of the EBITDA or the failure of the Fixed Charge Coverage Ratio, in each case of Borrower and its Subsidiaries on a consolidated basis for the 12-month period then ended, to be greater than the amounts set forth opposite the applicable Fiscal Quarter below:

Fiscal Quarter ending	EBITDA

March 31, 2004	$36,445,000
June 30, 2004	38,879,000
September 30, 2004	49,122,000
December 31, 2004	54,343,000
March 31, 2005	57,495,000
June 30, 2005	60,689,000
September 30, 2005 and each Fiscal Quarter ending thereafter	62,000,000

Fiscal Quarter ending	Fixed Charge Coverage Ratio

March 31, 2004	0.60
June 30, 2004	0.70
September 30, 2004	1.00
December 31, 2004	1.05
March 31, 2005	1.10
June 30, 2005	1.15
September 30, 2005 and each Fiscal Quarter ending thereafter	1.20

(f)                                    Amendment to Annex E to the Credit Agreement.  Annex E to the Credit Agreement shall be amended by deleting the first two lines thereof and replacing them with the following:

“Borrower shall deliver or cause to be delivered to Agent (with sufficient copies for each Lender other than Black Diamond International Funding Ltd. (“Black Diamond”)) and Black Diamond, and Agent shall forward to each Lender other than Black Diamond, as indicated, the following:”

Annex E to the Credit Agreement shall be further amended by inserting the words “and Black Diamond” immediately after the words “To Agent” as they first appear in each of clauses (a), (b), (c), (d), (e), (f), (g), (h) and (j) thereof.

(g)                                 Amendment to Annex F to the Credit Agreement.  Annex F to the Credit Agreement shall be amended and restated in its entirety by inserting the Annex F attached hereto in lieu thereof.

(h)                                 Amendment to Annex G to the Credit Agreement.  Annex G to the Credit Agreement shall be amended by deleting subsections (b), (c) and (d) in their entirety and replacing them with the following:

“(b)                           Minimum Fixed Charge Coverage Ratio.  Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

Fiscal Quarter ending	Minimum Fixed Charge Coverage Ratio

September 30, 2003	0.65
December 31, 2003	0.55
March 31, 2004	0.60
June 30, 2004	0.70
September 30, 2004	0.85
December 31, 2004	1.00
March 31, 2005	1.05
June 30, 2005	1.10
September 30, 2005 and each Fiscal Quarter ending thereafter	1.20

(c)                                  Minimum EBITDA.   Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, EBITDA for the 12-month period then ended of not less than the following:

Fiscal Quarter ending	Minimum EBITDA

September 30, 2003	$37,125,000
December 31, 2003	35,628,000
March 31, 2004	35,445,000
June 30, 2004	35,379,000
September 30, 2004	43,072,000
December 31, 2004	48,293,000
March 31, 2005	52,445,000
June 30, 2005	58,139,000
September 30, 2005 and each Fiscal Quarter ending thereafter	62,000,000

(d)                                 Minimum Borrowing Availability.  Borrower shall at all times have Borrowing Availability of at least $5,000,000; provided, however, that so long as Borrower’s unaudited quarterly Financial Statements for the Fiscal Quarter ending June 30, 2005 evidences the absence of any Increase Interest Rate Event, Borrower shall not be required to have a Minimum Borrowing Availability after delivery of such Financial Statements.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.”

(i)                                     Amendment to Annex J.  Annex J to the Credit Agreement shall be amended and restated in its entirety by inserting the Annex J attached hereto in lieu thereof.

3.                                       Ratification of Credit Agreement; Remedies.

(a)                                  Except as expressly provided for, and on the terms and conditions set forth, herein, the Credit Agreement and the other Loan Documents shall continue to be in full force and effect in accordance with their respective terms and shall be unmodified.  In addition, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document by the Agent or the Lenders with respect to any right or remedy which the Agent or the Lenders may now or in the future have under the Loan Documents, at law or in equity or otherwise or be deemed to prejudice any rights or remedies which the Agent or the Lenders may now have or may have in the future under or in connection with any Loan Document or under or in connection with any Default or Event of Default which may now exist or which may occur after the date hereof.  The Credit Agreement and all other Loan Documents are hereby in all respects ratified and confirmed.

(b)                                 This Amendment shall constitute a Loan Document.  The breach by any Credit Party of any representation, warranty, covenant or agreement in this Amendment shall constitute an immediate Event of Default hereunder and under the other Loan Documents.

4.                                       Representations and Warranties.  The Borrower and the Credit Parties hereby represent and warrant to the Agent and Lenders that:

(a)                                  The execution, delivery and performance of this Amendment and the performance of the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”) by the Borrower and the other Credit Parties:  (i) are within their respective organizational powers; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of their respective certificates or articles of incorporation or by-laws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower or any Credit Party is a party or by which the Borrower or any Credit Party or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Borrower or any Credit Party other than those in favor of Agent pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person.

(b)                                 This Amendment has been duly executed and delivered by or on behalf of the Borrower and the other Credit Parties.

(c)                                  Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of the Borrower and the other Credit Parties enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)                                 No Default or Event of Default has occurred and is continuing both before and after giving effect to this Amendment.

(e)                                  No action, claim or proceeding is now pending or, to the knowledge of the Borrower and the other Credit Parties, threatened against the Borrower or the other Credit Parties, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, (i) which challenges the Borrower’s or the other Credit Parties’ right, power, or competence to enter into this Amendment or, to the extent applicable, perform any of its obligations under this Amendment, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Amended Credit Agreement or any other Loan Document or (ii) which, if determined adversely, is reasonably likely to have or result in a Material Adverse Effect.  To the knowledge of the Borrower and each Credit Party, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f)                                    The representations and warranties of the Borrower and the other Credit Parties contained in the Amended Credit Agreement and each other Loan Document shall be true and correct on and as of the date hereof and the Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified dated need be true only as of such date.

5.                                       Outstanding Indebtedness.  The Borrower and the other Credit Parties hereby acknowledge and agree that as of March 18, 2004, (i) the aggregate outstanding amount of the Revolving Credit Advances is $38,588,896.53, (ii) the aggregate outstanding amount of Letter of Credit Obligations is $125,000.00, and (iii) the aggregate outstanding principal amount of the Term Loan is $48,437,500.00, and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind.

6.                                       Fees and Expenses

(a)                                  Amendment Fees.

(i)                                     Revolving Lenders Amendment Fee.  To induce Agent and the Revolving Lenders to enter into this Amendment, Borrower hereby agrees to pay Agent, for the ratable benefit of the Revolving Lenders, an amendment fee in the amount of $100,000.00 in immediately available funds, payable on the Effective Date (the “Revolving Lenders Amendment Fee”).

(ii)                                  Term Lenders Amendment Fee.  To induce Agent and the Term Lenders to enter into this Amendment, Borrower hereby agrees to pay Agent, for the ratable benefit of the Term Lenders, an amendment fee in the amount of $200,000.00 in immediately available funds, payable on the Effective Date (the “Term Lenders Amendment Fee”).

(iii)                               Revolving Lenders Closing Fee.  To further induce Agent and the Revolving Lenders to enter into this Amendment, Borrower hereby agrees to pay Agent, for the ratable benefit of the Revolving Lenders, a closing fee (the “Revolving Lenders Closing Fee”, together with the Revolving Lenders Amendment Fee and the Term Lenders Amendment Fee,

collectively the “Amendment Fees”) in the amount of $100,000.00 in immediately available funds, payable on the Effective Date.

(b)                                 Expenses.  The Borrower hereby reconfirms its obligations pursuant to Section 11.3(b) of the Credit Agreement to reimburse Agent for all out-of-pocket fees, costs and expenses, including the reasonable fees, costs and expenses of counsel, consultants, auditors or other advisors, incurred in connection incurred with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

7.                                       GOVERNING LAW.  THIS AMENDMENT, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

8.                                       Effectiveness.  This Amendment shall become effective as of March 23, 2004 (the “Amendment Effective Date”) only upon satisfaction in full in the judgment of the Agent of each of the following conditions on or before March 23, 2004:

(a)                                  Amendment.  Agent shall have received facsimile copies of this Amendment duly executed and delivered by the Agent, the Requisite Lenders, the Borrower and each Credit Party.

(b)                                 Representations and Warranties.  All representations and warranties of or on behalf of the Borrower and each Credit Party in this Amendment and all the other Loan Documents shall be true and correct in all respects with the same effect as though such representations and warranties had been made on and as of the date hereof and on and as of the date that the other conditions precedent in this Section 8 have been satisfied, except to the extent that any such representation or warranty expressly relates to an earlier date.

(c)                                  Payment of Expenses.  Borrower shall have paid to Agent all costs, fees and expenses owing in connection with this Amendment, including, without limitation, the Amendment Fees and the other Loan Documents and due to Agent (including, without limitation, reasonable legal fees and expenses).

9.                                       Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of date and year first written above.

BORROWER

APPLIED EXTRUSION TECHNOLOGIES, INC.

By:	/s/ Brian P. Crescenzo
Name:	Brian P. Crescenzo
Title:	Vice President and Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and Lender

By:	/s/ James H. Kaufman
Duly Authorized Signatory

By:	/s/ Christopher Cox
Duly Authorized Signatory

LENDERS

BLACK DIAMOND INTERNATIONAL FUNDING, LTD.

By:	/s/ Alan Corkish
Name:	Alan Corkish
Title:	Director

TRS 1, LLC

By:	/s/ Deborah O’Keeffe
Name:	Deborah O’Keeffe
Title:	Vice President

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrower.
APPLIED EXTRUSION TECHNOLOGIES (CANADA) INC.

By:	/s/ Brian P. Crescenzo
Name:	Brian P. Crescenzo
Title:	Vice President and Treasurer

APPLIED EXTRUSION TECHNOLOGIES LIMITED

By:	/s/ Brian P. Crescenzo
Name:	Brian P. Crescenzo
Title:	Vice President and Treasurer

ANNEX F (SECTION 4.1(B))
TO
CREDIT AGREEMENT

COLLATERAL REPORTS

Borrower shall deliver or cause to be delivered the following:

(a)                                  To Agent and Black Diamond, upon their request, and in any event no less frequently than 10 Business Days after the end of each Fiscal Month and with respect to clause (i) within five (5) Business Days from the Friday ending the second full week of the each Fiscal Month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by Borrower as of the last day of the immediately preceding Fiscal Month or the date 2 days prior to the date of any such request:

(i)                                     a Borrowing Base Certificate with respect to Borrower and AET Canada, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii)                                  with respect to Borrower and AET Canada, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(iii)                               with respect to Borrower and AET Canada, a monthly trial balance showing Accounts outstanding aged by due date as follows:  1 to 30 days past due, 31 to 60 days past due, 61 to 90 days and 91 days or more past due, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

(b)                                 To Agent and Black Diamond, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:

(i)                                     a reconciliation of the Accounts trial balance of Borrower to Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii)                                  a reconciliation of the perpetual inventory by location of Borrower to Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(iii)                               a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(d)                                 To Agent and Black Diamond, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Annex E, an aging of accounts payable, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(e)                                  To Agent and Black Diamond, at the time of delivery of each of the annual Financial Statements delivered pursuant to Annex E, (i) a listing of government contracts of Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;

(f)                                    Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

(g)                                 Borrower, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent; provided that Borrower shall not be liable for the cost of more than one appraisal per year unless there exists a Default or an Event of Default; and

(h)                                 Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as Agent shall from time to time request in its reasonable discretion.

ANNEX J (FROM ANNEX A - COMMITMENTS DEFINITION)
TO
CREDIT AGREEMENT

As of Closing Date	Lender(s)

Revolving Loan Commitment
(including a Swing Line Commitment
of $5,000,000 and a Export-Related
Loan Commitment of $5,000,000)
$50,000,000.00	General Electric Capital Corporation

Term Loan Commitment:
$50,000,000.00	General Electric Capital Corporation

As of March 23, 2004	Lender(s)

Revolving Loan Commitment
(including a Swing Line Commitment
of $5,000,000 and a Export-Related
Loan Commitment of $5,000,000)
$60,000,000.00	General Electric Capital Corporation

Term Loan Commitment
(without giving effect to any payments):
$25,000,000.00	General Electric Capital Corporation

$10,000,000.00	Black Diamond International Funding, Ltd.

$7,500,000.00	Merrill Lynch Capital, a division of Merrill
Lynch Business Financial Services Inc.

$7,500,000.00	TRS 1, LLC